                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                            CANISCO RESOURCES, INC.
                                       AT
                          $1.00 NET PER SHARE IN CASH
                                       BY
                           CANISCO ACQUISITION, INC.,
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                       KENNY INDUSTRIAL SERVICES, L.L.C.
--------------------------------------------------------------------------------

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, AUGUST 11, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    THE OFFER IS BEING MADE IN CONNECTION WITH AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 28, 2000, AS AMENDED AS OF JULY 10, 2000, BY AND AMONG KENNY INDUSTRIAL SERVICES, L.L.C. ("PARENT"), CANISCO ACQUISITION, INC. ("MERGER SUBSIDIARY"), AND CANISCO RESOURCES, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND FAIR AND EQUITABLE TO THE COMPANY'S STOCKHOLDERS, AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) THAT NUMBER OF SHARES (AS DEFINED HEREIN) WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT AND MERGER SUBSIDIARY (IF ANY), REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14, "CONDITIONS TO THE OFFER."

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                   IMPORTANT

    Any stockholder wishing to tender Shares must (1) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein) together with the certificates representing the Shares or follow the procedure for book-entry transfer set forth in Section 3, "Procedures for Tendering Shares," of this Offer to Purchase or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person to tender such Shares.

    Any stockholder who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary prior to the expiration of the Offer, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3, "Procedures for Tendering Shares," of this Offer to Purchase.

    Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent, or brokers. Stockholders may also contact dealers, commercial banks, trust companies or nominees for assistance concerning the Offer.

              THE DATE OF THIS OFFER TO PURCHASE IS JULY 17, 2000

                               TABLE OF CONTENTS

SUMMARY TERM SHEET................................................      1

INTRODUCTION......................................................      5

THE OFFER.........................................................      8

1.    Terms of the Offer..........................................      8

2.    Acceptance for Payment and Payment for Shares...............      9

3.    Procedures for Tendering Shares.............................     10

4.    Withdrawal Rights...........................................     12

5.    Certain United States Federal Income Tax Consequences.......     13

6.    Price Range of the Shares; Dividends........................     14

7.    Certain Effects of the Offer................................     14

8.    Certain Information Concerning the Company..................     15

9.    Certain Information Concerning Parent and Merger
        Subsidiary................................................     15

10.   Source and Amount of Funds..................................     17

11.   Background of the Offer; Purpose of the Offer and the
        Merger; the Merger Agreement and Certain Other
        Agreements................................................     17

      Merger Agreement............................................     19

      Agreement for Exchange of Confidential Information..........     24

12.   Plans for the Company; Other Matters........................     24

13.   Dividends and Distributions.................................     26

14.   Conditions to the Offer.....................................     26

15.   Certain Legal Matters.......................................     27

16.   Fees and Expenses...........................................     29

17.   Miscellaneous...............................................     29

      SCHEDULE 1..................................................    I-1

                               SUMMARY TERM SHEET

    Canisco Acquisition, Inc. ("Merger Subsidiary") is offering to purchase all of the outstanding common stock of Canisco Resources, Inc. (the "Company") for $1.00 per share in cash. The following are some of the questions that you, as a stockholder of the Company, may have and our answers to those questions. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. We urge you to read carefully the entire Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

    Our name is Canisco Acquisition, Inc. We are a Delaware corporation formed for the purpose of making a tender offer for all of the common stock of the Company. We have carried on no activities other than in connection with the merger agreement among Kenny Industrial Services, L.L.C. ("Parent"), Merger Subsidiary and the Company. We are a subsidiary of Parent, a Delaware limited liability company. Parent is a provider of industrial services, particularly industrial cleaning and coating services to over 700 customers, and has 25 offices located in the South, Midwest and West. See the "Introduction" and
Section 9, "Certain Information Concerning Parent and Merger Subsidiary," of this Offer to Purchase.

WHAT ARE THE SECURITIES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

    We are seeking to purchase all of the outstanding common stock of the Company. See the "Introduction" and Section 1, "Terms of the Offer," of this Offer to Purchase.

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

    We are offering to pay $1.00 per share, net to you, in cash without interest. This price implies a multiple of 6.5 times the Company's earnings before interest, taxes, depreciation and amortization of approximately
$3.2 million for the 12 months ended March 31, 2000. The transaction value, including equity and debt of the Company and anticipated transaction fees and expenses, is approximately $21 million. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" and Section 11 "Background of the Offer; Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements," of this Offer to Purchase.

HAVE ANY STOCKHOLDERS OF THE COMPANY OR SENIOR MANAGEMENT AGREED TO TENDER THEIR SHARES?

    No, however all officers and directors of the Company who own Shares have entered into a voting agreement, whereby they agree to not vote in favor of any other acquisition proposal or transfer their Shares other than pursuant to this Offer. See the "Introduction" of this Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT FOR MY SHARES?

    Kenny Industrial Services, L.L.C., our parent company, will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger which is expected to follow the successful completion of the offer. We anticipate that all of these funds will be obtained from the existing resources and internally generated funds of Parent and from Parent's existing credit facility. The offer is not conditioned upon any financing arrangements. See Section 10, "Source and Amount of Funds," of this Offer to Purchase.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    We do not think our financial condition is relevant to your decision whether to tender your shares in the offer because the form of payment consists solely of cash. Parent has arranged for all of our funding to come from its existing resources and internally generated funds and from Parent's existing credit facility. See Section 10, "Source and Amount of Funds," of this Offer to Purchase.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    You will have at least until 12:00 midnight, New York City time, on Friday, August 11, 2000 to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Sections 1, "Terms of the Offer," and 3, "Procedures for Tendering Shares," of this Offer to Purchase.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    Subject to the terms of the merger agreement, we can extend the Offer. Under the merger agreement, we may extend the offer without the Company's consent in the following circumstances:

    - If necessary to satisfy the condition that any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, has expired or been terminated, we are obligated by the terms of the merger agreement to extend the offer from time to time until the earlier of the consummation of the offer or August 28, 2000.

    - If the Securities and Exchange Commission requires the offer to be extended by any rule, regulation, interpretation, or position of the SEC, we must extend the offer for any required period.

    - If any of the other conditions to the offer have not been satisfied or waived, we may extend the offer until such time as they are satisfied or waived in increments of not more than five business days.

    - If all conditions to the offer have been satisfied or waived (following, if applicable, the extension described above), we will accept for payment and pay for all shares validly tendered and not withdrawn at such time (which shares may not thereafter be withdrawn), and may extend the offer for a subsequent offering period of at least three (3) business days and no more than twenty (20) business days (for all such extensions), during which time stockholders may tender, but not withdraw, their shares and receive the offer consideration.

    See Section 1, "Terms of the Offer," of this Offer to Purchase for more details on our ability to extend the offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    If we extend the offer, we will inform ChaseMellon Shareholder Services, L.L.C. (which is the depositary for the offer) of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1, "Terms of the Offer," of this Offer to Purchase.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    - We are not obligated to purchase any shares that are validly tendered unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents at least a majority of the then outstanding shares on a fully diluted basis. We call this condition the "Minimum Condition."

    - We are not obligated to purchase shares that are validly tendered if there is a material adverse change in the Company or its business.

    - We are not obligated to purchase shares that are validly tendered if any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not expired or terminated.

    The offer is also subject to a number of other conditions. We can waive any of the conditions to the offer without the Company's consent, other than the Minimum Condition. See Sections 1, "Terms of the Offer," and 14, "Conditions to the Offer," of this Offer to Purchase.

HOW DO I TENDER MY SHARES?

    To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to ChaseMellon, the depositary for the offer, no later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through ChaseMellon. See Section 3, "Procedures for Tendering Shares".

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You may withdraw shares at any time until the offer has expired and, if we have not accepted your shares for payment by September 14, 2000, you may withdraw them at any time after that date until we accept shares for payment. This right to withdraw will not apply to the subsequent offering period discussed in Section 1, "Terms of the Offer." See Section 4, "Withdrawal Rights," of this Offer to Purchase.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 4, "Withdrawal Rights," of this Offer to Purchase.

WHAT DOES THE COMPANY'S BOARD OF DIRECTORS THINK OF THE OFFER?

    We are making the offer under the merger agreement, which has been unanimously approved (with one director absent) by the Company's board of directors. The board of directors unanimously:

    - determined that the terms of the voting agreement, the merger agreement and the transactions contemplated thereby, including the offer and the merger, are advisable and in the best interests of the Company and its stockholders and is fair and equitable to the Company's stockholders,

    - approved the voting agreement, the merger agreement and the transactions contemplated thereby, including the offer and the merger, and

    - recommends that the Company's stockholders accept the offer and tender their shares in the offer.

    See the "Introduction" to this Offer to Purchase.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF THE COMPANY'S SHARES ARE NOT TENDERED IN THE OFFER?

    Yes. If we accept for payment and pay for at least a majority of the shares of the Company on a fully diluted basis, Merger Subsidiary will be merged with and into the Company. If that merger takes place, Parent will own all of the shares of the Company and all remaining stockholders of the Company (other than Canisco Acquisition, Inc. and stockholders properly exercising dissenters' rights) will receive $1.00 per share in cash (or any higher price per share that is paid in the offer). See the "Introduction" and Section 11, "Background of the Offer; Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements," of this Offer to Purchase.

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

    No. Following the purchase of shares in the offer, we expect to consummate the merger. If the merger takes place, the Company no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that the Company common stock will not be eligible to be traded through any securities exchange, there may not be a public trading market for the Company common stock, and the Company may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See Section 7, "Certain Effects of the Offer," of this Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to any dissenters' rights properly exercised under Delaware law. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier and not have dissenters' rights if you tender your shares. If, however, for some reason the merger does not take place, the number of stockholders and the number of shares of the Company that are still publicly held may be so small that there no longer will be an active public trading market or, possibly, there may not be any public trading market for the Company common stock. Also, as described above, the Company may cease making filings with the SEC or otherwise may not be required to comply with the SEC rules relating to publicly held companies. See the "Introduction" and Section 7, "Certain Effects of the Offer," of this Offer to Purchase.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On June 27, 2000, the last trading day before we announced the acquisition, the closing price of the Company common stock reported over the counter was $0.65 per share. On July 13, 2000, the closing price of the Company common stock reported in the over the counter market was $0.80 per share. We encourage you to obtain a recent quotation for shares of common stock in deciding whether to tender your shares. See Section 6, "Price Range of the Shares; Dividends" of this Offer to Purchase.

WHAT ARE CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

    The receipt of cash for shares in to the tender offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells shares in the tender offer or receives cash in exchange for shares in to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold in the tender offer or exchanged for cash in the merger. If the shares exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. See Section 5, "Certain United States Federal Income Tax Consequences," of this Offer to Purchase.

TO WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

    You may call Morrow & Co., Inc. ("Morrow") at (800) 566-9061 (toll free). Morrow is acting as the information agent for our tender offer. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of
Canisco Resources, Inc.:

                                  INTRODUCTION

    Canisco Acquisition, Inc., a Delaware corporation ("Merger Subsidiary") and an indirect wholly owned subsidiary of Kenny Industrial Services, L.L.C., a Delaware limited liability company ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.0025 per share (the "Common Stock"), of Canisco Resources, Inc., a Delaware corporation (the "Company"), (the shares of Common Stock are herein referred to as the "Shares" or "Company Common Stock"), at a price of $1.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").

    Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Merger Subsidiary pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether it charges any service fees. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required federal backup withholding tax of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Sections 3, "Procedures for Tendering Shares," and 5, "Certain United States Federal Income Tax Consequences." Merger Subsidiary will pay all fees and expenses of ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon"), as Depositary (the "Depositary"), and Morrow & Co., Inc. ("Morrow"), as Information Agent (the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Merger Subsidiary and/or Parent and each such person. See
Section 16, "Fees and Expenses."

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD OF DIRECTORS") HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE VOTING AGREEMENT, MERGER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW), ARE ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND FAIR AND EQUITABLE TO THE COMPANY'S STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE VOTING AGREEMENT, MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    Hempstead & Co. ("Hempstead"), the Company's financial advisor, has delivered to the Company Board of Directors its written opinion, dated June 30, 2000, to the effect that, as of such date and based upon and subject to certain assumptions, limitations and qualifications stated therein, the consideration to be received by the holders of Shares in the Offer and the Merger is fair from a financial point of view to such holders. Hempstead was engaged by the Company pursuant to the terms of an engagement letter to advise the Company with respect to a proposed acquisition of the Company by Parent and to undertake an analysis to enable Hempstead to provide an opinion to the Company's Board of Directors as to the fairness to the Company or its stockholders, from a financial point of view, of the consideration to be received by the Company or its stockholders. The Company agreed to pay Hempstead the following fees: (i) a fee of $25,000 plus out-of-pocket expenses; and (ii) an initial retainer fee of $12,500 with the balance of the entire fee to be due upon completion. The Company also agreed to indemnify Hempstead for certain liabilities in connection with the engagement. A copy of Hempstead's written opinion setting forth the procedures followed, the matters considered, the assumptions and qualifications made, and the limitations on the review undertaken by Hempstead, is attached as Annex I to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "SEC") in connection with the Offer and which is being mailed to holders of Shares concurrently herewith. Holders of Shares are urged to, and should, read the full text of such opinion carefully in its entirety.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT OR MERGER SUBSIDIARY (IF ANY), REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET

FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14, "CONDITIONS TO THE OFFER." As used in this Offer to Purchase, "on a fully diluted basis" means, as of any time, on a basis that includes the number of Shares that are actually issued and outstanding plus the maximum number of Shares that the Company may be required to issue pursuant to obligations under stock options, warrants and other rights and securities exercisable or exchangeable for, or convertible into, Shares, whether or not currently exercisable. The Company has represented and warranted to Parent and Merger Subsidiary that, as of June 26, 2000, there were 2,536,565 Shares issued and outstanding. In addition, the Company has represented and warranted to Parent and Merger Subsidiary that there are options outstanding exercisable for an aggregate of 103,875 Shares, as well as warrants which are currently not exercisable to purchase in aggregate of 110,000 Shares. Neither Parent, Merger Subsidiary, Canisco Holding (as hereafter defined) nor any person listed on Schedule I hereto beneficially owns any Shares. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except upon the exercise of outstanding options or warrants) or other securities convertible into, or exercisable or exchangeable for, Shares. See Section 11, "Background of the Offer; Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements." Based on the foregoing, Merger Subsidiary believes that the Minimum Condition will be satisfied if 1,375,221 Shares are validly tendered and not withdrawn prior to the Expiration Date.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 28, 2000, as amended as of July 10, 2000 (the "Merger Agreement"), by and among Parent, Merger Subsidiary and the Company. Pursuant to the Merger Agreement, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions, including the approval and adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), Merger Subsidiary will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each Share then outstanding, other than Shares held by
(1) the Company or any of its subsidiaries, (2) Parent or any of its subsidiaries, including Merger Subsidiary, and (3) stockholders who properly perfect their dissenters' rights under the Delaware General Corporation Law, as amended (the "DGCL"), will be converted into the right to receive $1.00 in cash or any higher price per Share paid in the Offer, without interest. The Merger Agreement is more fully described in Section 11, "Background of the Offer; Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements."

    The Merger Agreement provides that, upon the purchase by Merger Subsidiary of at least a majority of the outstanding Shares on a fully diluted basis pursuant to the Offer and from time to time thereafter, Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board of Directors so that the percentage of Parent's nominees on the Company Board of Directors equals the percentage of outstanding Shares beneficially owned by Merger Subsidiary, Parent and their affiliates. The Company will, at such time, upon the request of Parent, promptly use its reasonable best efforts to take all action necessary to cause such persons designated by Parent to be appointed or elected to the Company Board of Directors, if necessary, by increasing the size of the Company Board of Directors or securing resignations of incumbent directors or both.

    Consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied, Merger Subsidiary would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder. The Merger Agreement provides that if, following a Subsequent Offering Period (as hereinafter defined), if any, Merger Subsidiary has acquired less than 90% of the Shares outstanding on a fully diluted basis, then the Company, Merger Subsidiary and Parent will enter into a stock option agreement, on customary terms, whereby the Company will grant to Merger Subsidiary an option to purchase that number of Shares that, when added to the Shares owned by Merger Subsidiary and its affiliates, results in Merger Subsidiary owning 90% of the outstanding Shares on a fully diluted basis. The Company has agreed, if required, to cause a meeting of its stockholders to be held as promptly as practicable following consummation of the Offer for the purpose of considering and taking action upon the approval and adoption of the Merger Agreement. Parent has agreed to vote the Shares owned by Parent, Merger Subsidiary and any other subsidiaries of Parent in favor of the approval and adoption of the Merger Agreement.

    On June 28, 2000, Parent and each of Michael J. Olson, Teddy Mansfield, Ralph A. Trallo, Dale L. Ferguson, Thomas P. McShane and W. Lawrence Petrovic (individually a "Shareholder" and collectively, the "Shareholders") entered into a voting agreement (the "Voting Agreement"). Pursuant to the terms of the Voting Agreement, each Shareholder shall at every annual, special or adjourned meeting (including any consents in lieu of a meeting), vote their Shares (i) in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, (ii) against any Acquisition Proposal (as defined below) involving the Company, or any action or agreement that would result in a breach of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement. The Voting Agreement further provides that during the term of the Voting Agreement each Shareholder shall not (other than tendering Shares to Parent and Merger Subsidiary pursuant to the transactions described in the Merger Agreement) (a) sell, transfer, pledge, grant a security interest in or lien on or otherwise dispose of or encumber any of his or her Shares or relinquish control of the voting power with respect to any of his of her Shares, (b) deposit any of his or her Shares into a voting trust, enter into a voting agreement or arrangement or grant any proxy (except a proxy under the proxy statement, if any, voted in accordance with this Agreement) with respect to any of his or her Shares, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition of sale, assignment, transfer, pledge, grant of a security interest in or lien on or other disposition of or encumbrance on his or her Shares.

    If an insufficient number of Shares are tendered pursuant to this Offer prior to the Expiration Date and the Merger Agreement is terminated as a consequence of the failure to satisfy the Minimum Condition, the Company has agreed to pay Parent a termination fee of $1,000,000 or, under certain circumstances, $500,000 plus reimbursement of up to $1,000,000 of Parent's expenses. See Section 11, "Background of the Offer; Purpose of the Offer and the Merger; The Merger Agreement and Certain Other Agreements."

    Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge that corporation into itself, or itself into such corporation, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Parent, Merger Subsidiary, or any other subsidiaries of Parent acquire in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any further approval of the Company Board of Directors or the Company's stockholders, subject to compliance with the provisions of
Section 253 of the DGCL. Even if Merger Subsidiary does not own 90% of the outstanding Shares following consummation of the Offer, Parent or Merger Subsidiary could obtain an option from the Company (as described above) or seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per Share consideration paid for any Shares so acquired in open market purchases may be greater or less than the Offer Price.

    Parent presently intends to effect a short-form merger, if the conditions to the Merger are satisfied and if permitted to do so under the DGCL, pursuant to which Merger Subsidiary will be merged with and into the Company. See
Section 12, "Plans for the Company; Other Matters."

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1.  TERMS OF THE OFFER.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Merger Subsidiary will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4, "Withdrawal Rights." The term "Expiration Date" shall mean 12:00 midnight, New York City time, on Friday, August 11, 2000, unless and until Merger Subsidiary, in accordance with the terms of the Merger Agreement, has extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Merger Subsidiary (other than any extension with respect to the Subsequent Offering Period described below), expires.

    The acceptance for payment of Shares pursuant to the Offer, and payment therefor, is conditioned upon the satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the other conditions set forth in Section 14, "Conditions to the Offer." If such conditions are not satisfied prior to the Expiration Date, Merger Subsidiary reserves the right, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the SEC, to (1) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders,
(2) waive any or all conditions to the Offer (other than the Minimum Condition) and, to the extent permitted by applicable law, purchase all Shares validly tendered and not properly withdrawn, or (3) extend the Offer and, subject to the right of stockholders to withdraw Shares until the new Expiration Date, retain all Shares that have been tendered until the expiration of the Offer, as extended. The Merger Agreement provides that Merger Subsidiary will not waive the Minimum Condition, decrease the Offer Price, change the form of consideration payable in the Offer, decrease the number of Shares to be purchased in the Offer, add to or change the conditions to the Offer or make any other change in the terms or conditions of the Offer without the prior written consent of the Company.

    The Merger Agreement requires Merger Subsidiary to accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all conditions to the Offer are satisfied or waived on the Expiration Date. If on the scheduled Expiration Date of the Offer (as it may be extended) all conditions to the Offer have not been satisfied or waived, Merger Subsidiary may, in its sole discretion, extend the Offer in increments of not more than five business days each, for such period of time as Merger Subsidiary deems appropriate, unless any applicable waiting period under the HSR Act has not expired or been terminated, in which case Merger Subsidiary has agreed to extend the Offer, from time to time until the earlier of the consummation of the Offer or August 28, 2000.

    Pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Merger Subsidiary may, subject to certain conditions, provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three (3) business days to twenty (20) business days in length, beginning after Merger Subsidiary purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price.

    The Merger Agreement provides that Merger Subsidiary may, in its sole discretion, commence a Subsequent Offering Period. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, Merger Subsidiary will promptly purchase and pay for all Shares tendered at the same price paid in the Offer.

    Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Merger Subsidiary also expressly reserves the right, in its sole discretion, at any time or from time to time, (1) to terminate the Offer if any of the conditions set forth in Section 14, "Conditions to the Offer," have not been satisfied and (2) to waive any condition to the Offer (other than the Minimum Condition) or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof. If Merger Subsidiary accepts for payment any Shares pursuant to the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not properly withdrawn, and will promptly pay for all Shares so accepted for payment.

    The rights reserved by Merger Subsidiary by the preceding paragraph are in addition to Merger Subsidiary's rights pursuant to Section 14, "Conditions to the Offer." Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled

Expiration Date in accordance with Rules 14d-4(d), 14d-6(c) and 14e-1(d) under the Exchange Act. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. Without limiting the obligation of Merger Subsidiary under such Rules or the manner in which Merger Subsidiary may choose to make any public announcement, Merger Subsidiary currently intends to make announcements by issuing a press release to Dow Jones News Service.

    If Merger Subsidiary extends the Offer, or if Merger Subsidiary (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Merger Subsidiary's rights under the Offer, the Depositary may retain tendered Shares on behalf of Merger Subsidiary, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4, "Withdrawal Rights." However, the ability of Merger Subsidiary to delay the payment for Shares which Merger Subsidiary has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of such bidder's Offer.

    If Merger Subsidiary makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Merger Subsidiary will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer should remain open for a minimum of five (5) business days from the date a material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and the number of shares being sought, a minimum of ten (10) business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Merger Subsidiary increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

    The Company has provided Merger Subsidiary with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Merger Subsidiary will accept for payment and will pay for, as soon as practicable after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4, "Withdrawal Rights."

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and (3) any other documents required by the Letter of Transmittal. The per Share consideration paid to any holder of Shares pursuant to the Offer will be the highest per Share consideration paid to any other holder of such Shares pursuant to the Offer.

    For purposes of the Offer, Merger Subsidiary will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Merger Subsidiary and not withdrawn, if, as and when Merger Subsidiary gives oral or written notice to the Depositary of Merger Subsidiary's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Merger Subsidiary and transmitting payment to tendering stockholders.

    UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY MERGER SUBSIDIARY FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    Merger Subsidiary expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Merger Subsidiary is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Merger Subsidiary's rights under the Offer (including such rights as are set forth in Sections 1, "Terms of the Offer," and 14, "Conditions to the Offer") (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Merger Subsidiary, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4, "Withdrawal Rights."

    If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3, "Procedures for Tendering Shares," such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

    Merger Subsidiary reserves the right to transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURES FOR TENDERING SHARES.

    VALID TENDERS. For Shares to be validly tendered pursuant to the Offer, either (1) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date, or (2) the tendering stockholder must comply with the guaranteed delivery procedures described below.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Merger Subsidiary may enforce such agreement against such participant.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (2) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

        (1) such tender is made by or through an Eligible Institution;

        (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Merger Subsidiary, is received by the Depositary, as provided below, prior to the Expiration Date; and

        (3) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three (3) New York Stock Exchange ("NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram or facsimile or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Merger Subsidiary.

    Upon the acceptance of Shares for payment pursuant to the Offer, the valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Merger Subsidiary upon the terms and subject to the conditions of the Offer.

    APPOINTMENT. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering stockholder will irrevocably appoint designees of Parent as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Merger Subsidiary and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after July 17, 2000 (collectively, "Distributions"). All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, as and when, and only to the extent that, Merger Subsidiary accepts for payment

Shares tendered by such stockholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Merger Subsidiary of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Parent will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's stockholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Merger Subsidiary reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Merger Subsidiary's acceptance for payment of such Shares, Merger Subsidiary must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of stockholders.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Merger Subsidiary, in its sole discretion, which determination will be final and binding. Merger Subsidiary reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Merger Subsidiary's counsel, be unlawful. Merger Subsidiary also reserves the absolute right, in its sole discretion, to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Merger Subsidiary, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Merger Subsidiary's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    BACKUP WITHHOLDING. Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments pursuant to the Offer. In order to avoid backup withholding of United States federal income tax on payments of the Offer Price pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies and is proven in a manner satisfactory to the Depositary, provide the Depositary with such stockholder's correct taxpayer identifying number ("TIN") on a Substitute Form W-9 and certify under penalty of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on such stockholder and payment of the Offer Price to such stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proven in a manner satisfactory to the Depositary). Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

4.  WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Merger Subsidiary pursuant to the Offer, may also be withdrawn at any time after September 14, 2000.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in
Section 3, "Procedures for Tendering

Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

    Withdrawals of tendered Shares may not be rescinded, and any Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date, or during the Subsequent Offering Period, by again following one of the procedures described in Section 3, "Procedures for Tendering Shares."

    All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by Merger Subsidiary, in its sole discretion, which determination will be final and binding. None of Merger Subsidiary, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1, "Terms of the Offer."

5.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

    The following discussion is a summary of certain material United States federal income tax consequences of the Offer and the Merger to holders of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to holders of Shares. The discussion is limited to holders of Shares who hold the Shares "as capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), which generally includes property held for investment. The discussion set forth below does not apply to certain categories of holders of Shares subject to special treatment under the Code, such as foreign holders and holders who acquired such Shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon laws, regulations, rulings and interpretations currently in effect, all of which are subject to change, retroactively or prospectively.

    The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a holder who sells Shares pursuant to the Offer, or who receives cash in exchange for Shares pursuant to the Merger, will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder's adjusted tax basis in the Shares sold pursuant to the Offer or surrendered for cash pursuant to the Merger.

    The gain or loss recognized by a holder of Shares pursuant to the Offer or the Merger will be capital gain or loss and if, as of the date of the tender pursuant to the Offer or surrender for cash pursuant to the Merger, as the case may be, the holder has held the Shares tendered or surrendered for more than one year, such capital gain or loss will be long-term. The amount of any gain or loss recognized and its character as short-term or long-term will be calculated and determined separately for each identifiable block of Shares tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. In general, capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year will be subject to a maximum United States federal income tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the tax treatment of a stockholder's capital losses.

    Unless a stockholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury regulations promulgated thereunder, such stockholder may be subject to a withholding tax of 31% with respect to any cash payments received pursuant to the Offer and the Merger. See the discussion regarding backup withholding in
Section 3, "Procedures for Tendering Shares." Foreign stockholders should consult with their own tax advisors regarding withholding taxes in general.

    BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER, INCLUDING ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES (INCLUDING ANY TAX RETURN FILING OR OTHER TAX REPORTING REQUIREMENTS) OF THE OFFER AND THE MERGER.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS.

    The Shares are traded over the counter under the symbol "CANR." The following table sets forth, for each of the fiscal quarters indicated, the high and low sales price per Share. Share prices are as reported over the counter based on published financial sources.

                                                                 HIGH               LOW
                                                              -----------       -----------
Fiscal Year Ended March 31, 1998
  First Quarter.............................................  $2 3/4            $1 3/8
  Second Quarter............................................   2 3/4             1 3/8
  Third Quarter.............................................   3 7/8             1 3/4
  Fourth Quarter............................................   2 3/4             1 7/8
Fiscal Year Ended March 31, 1999
  First Quarter.............................................  $3 3/4            $2 1/2
  Second Quarter............................................   3 1/4             1 3/4
  Third Quarter.............................................   3 1/2             1 1/2
  Fourth Quarter............................................   2 1/4             1 1/2
Fiscal Year Ended March 31, 2000
  First Quarter.............................................  $3 1/2            $3 1/2
  Second Quarter............................................   3 1/2             1
  Third Quarter.............................................   1 7/16             11/16
  Fourth Quarter............................................   1                  65/128
Fiscal Year Ended March 31, 2001
  First Quarter.............................................  $ 122/128        $ 50/128

    On June 27, 2000, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Parent and Merger Subsidiary, the last reported closing sales price of the Shares in the over the counter market was $0.65 per Share. On July 13, 2000, the last reported closing sales price of the Shares in the over the counter market was $0.80 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    The Company has not paid any cash dividends on its Shares during either of its two most recent fiscal years. Under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent and Parent does not intend to consent to any such declaration or payment.

7.  CERTAIN EFFECTS OF THE OFFER.

    MARKET FOR THE SHARES. The purchase of Shares by Merger Subsidiary pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly, could reduce the number of holders of Shares and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

    Merger Subsidiary currently intends to seek termination of the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If the Exchange Act registration of the Shares are not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    The information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Although neither Merger Subsidiary nor Parent has any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, none of Parent, Merger Subsidiary, the Depositary or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Merger Subsidiary, the Depositary or the Information Agent.

    The Company was founded in 1996 as the successor by merger of Nuclear Support Services, Inc. ("NSSI"), which was founded in 1973, and NSS of Delaware, Inc. Shareholder approval for the merger of NSSI and NSS of Delaware into Canisco Resources, Inc. was granted at a special meeting of shareholders held March 29, 1996. This merger was also effected pursuant to the Company's Amended Joint Plan of Reorganization which was confirmed by the United States Bankruptcy Court for the Middle District of Pennsylvania, Harrisburg on
April 24, 1996.

    The Company provides versatile services supporting operations and facility maintenance for the power generation, pulp and paper and petrochemical markets as well as general industry. The principal offices of the Company are located at 300 Delaware Avenue 19801. The telephone number of the Company is
(302) 777-5050. As of June 26, 2000, there were 2,536,565 Shares issued and outstanding.

    On January 31, 1996, the Company filed a Joint Plan of Reorganization. An Amended Joint Plan of Reorganization (the "Amended Plan") was filed and confirmed by the Court on April 24, 1996. On June 28, 1996, the Company met all the requirements of the Amended Plan by executing the necessary banking documents for securing exit financing. The Company's exited from bankruptcy on July 1, 1996.

    On March 24, 1998, the court administratively closed the bankruptcy proceedings pending the resolution of two contested matters. These matters have subsequently been resolved.

    In January 2000, substantially all the assets of IceSolv, Inc., a wholly owned subsidiary, were sold to Radiological Services, Inc.

    AVAILABLE INFORMATION. The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Copies of these materials should be obtainable by mail, upon payment of the SEC's customary fees, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company.

9.  CERTAIN INFORMATION CONCERNING PARENT AND MERGER SUBSIDIARY.

    Parent, a Delaware corporation, is a provider of industrial services, particularly industrial cleaning and coating services, to over 700 customers in a broad range of industries, including steel, utility, general contracting, pulp and paper, petrochemical and other heavy manufacturing. Parent's services, which require the use of company-owned equipment and specially trained personnel, are typically provided at the customer's facilities during plant operations, regularly scheduled plant outages and emergency situations. Parent currently has 25 offices located in the South, Midwest and West.

    Merger Subsidiary is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any significant activities other than in connection with the Offer and the Merger. All of the outstanding capital stock of Merger Subsidiary is owned directly by Canisco Holding, Inc., a Delaware corporation ("Canisco Holding"). Until immediately prior to the time Merger Subsidiary purchases Shares pursuant to the Offer, it is not anticipated that Merger Subsidiary will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

    Canisco Holding is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any significant activities other than in connection with the Offer and the Merger. All of the outstanding capital stock of Merger Subsidiary is owned directly by Parent. Until immediately prior to the time Merger Subsidiary purchases Shares pursuant to the Offer, it is not anticipated that Canisco Holding will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

    The principal offices of Parent and Merger Subsidiary are located at 414 North Orleans, Suite 202, Chicago, Illinois 60610. The telephone number of Parent and Merger Subsidiary is (312) 645-9000. For any information concerning this Offer, please call the Information Agent, Morrow, toll-free
(800) 566-9061.

    The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and the executive officers of Parent, Merger Subsidiary, and Canisco Holding are set forth on
Schedule I hereto.

    Except as set forth in this Offer to Purchase, none of Parent, Canisco Holding, Merger Subsidiary nor, to the best knowledge of Parent, Canisco Holding and Merger Subsidiary, any of the persons listed on Schedule I hereto or any associate or majority owned subsidiary of such persons beneficially owns or has any right to acquire, directly or indirectly, any Shares, and none of Parent, Canisco Holding, Merger Subsidiary nor, to the best knowledge of Parent and Merger Subsidiary, any of the other persons or entities referred to above, nor any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past sixty
(60) days.

    Except as set forth in this Offer to Purchase, neither Parent nor Merger Subsidiary nor, to the best knowledge of Parent, Canisco Holding and Merger Subsidiary, any of the persons listed on Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, divisions of profits or loss or the giving or withholding of proxies.

    Except as set forth in this Offer to Purchase, neither Parent, Canisco Holding nor Merger Subsidiary nor, to the best knowledge of Parent, Canisco Holding and Merger Subsidiary, any of the persons listed on Schedule I hereto has had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, since June 1, 1998, there have been no contacts, negotiations or transactions between Parent, Canisco Holding or Merger Subsidiary, their respective subsidiaries, or, to the best knowledge of Parent, Canisco Holding and Merger Subsidiary, any of the persons listed on Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. See
Section 11, "Background of the Offer; Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements."

    Except as set forth above, during the past five years, neither Parent, Canisco Holding nor Merger Subsidiary nor, to the best knowledge of Parent, Canisco Holding and Merger Subsidiary, any of the persons listed on Schedule I hereto has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has any of them, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

    AVAILABLE INFORMATION. Neither Merger Subsidiary, Canisco Holding nor Parent is subject to the informational reporting requirements of the Exchange Act, nor are any of them required to file reports and other information with the Commission relating to its business, financial condition or other matters. Except as otherwise disclosed in this Offer to Purchase, neither of Merger Subsidiary, Canisco Holding nor Parent has made, or is making, any provision in connection with the Offer or the Merger to grant stockholders access to the files of Merger Subsidiary, Canisco Holding or Parent.

10. SOURCE AND AMOUNT OF FUNDS.

    The Offer is not conditioned upon any financing arrangements. The total amount of funds required by Merger Subsidiary to purchase Shares pursuant to the Offer and the Merger is estimated to be approximately $4 million. The total transaction value, including equity and debt of the Company and anticipated transaction fees and expenses, is approximately $21 million. Merger Subsidiary will obtain all such funds from Parent. Parent will obtain funds to purchase Shares pursuant to the Offer and the Merger from existing resources and internally generated funds, including the issuance of commercial paper in the ordinary course of business.

11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER.

    Parent continually evaluates and considers other businesses of varying sizes as potential strategic partners and candidates for acquisition. In the fall of 1999, the Company was approached by Parent to determine whether the Company had any interest in a strategic transaction involving the Company. This offer was rejected by the Company.

    On May 24, 2000, Michael Rothman, the Chief Executive Officer and a director of Parent, was approached by Teddy Mansfield, the Chief Executive Officer and a director of the Company, to discuss a potential sale of the Company to Parent. On May 25, 2000, certain members of the senior management of Parent, including the Chief Executive Officer, met with senior management of the Company.

    On May 26, 2000, Mike Olson, the Chief Financial Officer of the Company, met with Michael Chakos, the Chief Financial Officer and a director of Parent, and Michael Rothman. At that meeting, Mr. Olson presented the Company's current financial statements.

    On June 6, 2000, Teddy Mansfield met with Michael Chakos, James Dworkin (a director of Parent) and Michael Rothman. He informed Parent that there were other parties interested in a transaction with the Company and that they were financial investors interested in an equity participation rather than strategic investors.

    On June 7, 2000, the senior management of the Company met with the senior management of Parent to discuss the advantages of a strategic combination as opposed to an equity investment and the terms and conditions of Parent's offer. The Company's senior management agreed to make a presentation to the Company's Board of Directors regarding the proposed merger at Parent's suggested price and terms.

    On June 9, 2000, a telephonic Company Board of Directors meeting was held at which time a possible strategic acquisition by Parent was discussed. Following that Board meeting, the Company and Parent executed the agreement for exchange of confidential information.

    On June 12, 2000, the senior management of both parties met with GMAC Commercial Credit (formerly BNY Financial Corporation), the Company's primary-financing institution, to advise them of the proposed transaction.

    From June 13, 2000 through June 28, 2000, the parties, together with their respective outside legal counsel, conducted negotiations with respect to the terms of a proposed merger agreement.

    On June 19 and 20, 2000, Parent's senior management, and their outside legal counsel and auditors met in Wilmington, Delaware, to begin legal due diligence and pursue further discussions regarding the terms of a possible transaction.

    Also on June 20, 2000, the Company engaged Hempstead to advise the Company as to the fairness, from financial point of view, of the consideration to be received by the stockholders of the Company with respect to the proposed acquisition by Parent. Promptly thereafter, Hempstead commenced a due diligence review.

    On June 21, 2000, Parent's senior management, and their outside legal counsel had an all day meeting with the Company's senior management and their outside legal counsel in Wilmington, Delaware, where the parties negotiated the terms of a proposed merger agreement.

    On June 26 and June 27, 2000, the Company's Board of Directors met in order to consider the proposed acquisition by Parent. The Chief Executive Officer of Parent made a presentation to the Board at that meeting. At the Company Board of Directors meeting, Hempstead delivered to the Company's Board of Directors its oral opinion (later confirmed by delivery of a written opinion) to the effect that, as of such date and based upon and subject to certain matters and assumptions stated therein, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair from a financial point of view to such holders. At that meeting, the Company Board of Directors unanimously (with one director absent) determined that the terms of the Voting Agreement and Merger Agreement, including the Offer and the Merger, are advisable and in the best interests of the Company and its stockholders, and fair and equitable to the Company's stockholders, unanimously (with one director absent) approved and adopted the Merger Agreement, the Voting Agreement, and the transactions contemplated thereby, including the Offer and the Merger, and unanimously (with one director absent) recommended that stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

    By unanimous written consent on June 28, 2000, Parent Operating Board unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Voting Agreement. In addition, by unanimous written consent by Merger Subsidiary's Board of Directors on June 28, 2000, Merger Subsidiary's Board of Directors unanimously approved and adopted the Merger Agreement and transactions contemplated thereby, including the Offer, the Merger and the Voting Agreement.

    Following the approval of Parent Operating Board, Merger Subsidiary's Board of Directors, and the Company Board of Directors, on June 28, 2000, Parent, Merger Subsidiary and the Company executed and delivered the Merger Agreement and, on June 28, 2000, issued a press release announcing the execution of the Merger Agreement and the transactions contemplated thereby.

    On July 10, the parties to the Merger Agreement amended the terms thereof to provide that the Offer be commenced no later than July 17, 2000.

    On July 17, 2000, pursuant to the terms of the Merger Agreement, Merger Subsidiary and Parent commenced the Offer.

PURPOSE OF THE OFFER AND THE MERGER.

    The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become an indirect wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected.

    Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Section 262 of the DGCL. See Section 12, "Plans for the Company; Other Matters." Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

    The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 54% over the closing sales price of the Shares on June 27, 2000, the last full trading day prior to the initial public announcement that the Company, Merger Subsidiary and Parent had executed the Merger Agreement.

    This price implies a multiple of 6.5 times the Company's earnings before interest, taxes, depreciation and amortization of approximately $3.2 million for the 12 months ended March 31, 2000. The transaction value, including equity and debt of the Company and anticipated transaction fees and expenses, is approximately $21 million.

                                MERGER AGREEMENT

    The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO filed by Parent and Merger Subsidiary with the SEC in connection with the Offer (the "Schedule TO"). This summary is qualified in its entirety by reference to the Merger Agreement, which is deemed to be incorporated herein. The following summary may not contain all of the information that is important to you. The Merger Agreement may be examined and copies may be obtained from the SEC in the manner set forth in Section 9, "Certain Information Concerning Parent and Merger Subsidiary." Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

    THE OFFER. The Merger Agreement provides that Merger Subsidiary will commence the Offer and that, upon the terms and subject to the satisfaction or waiver of the conditions of the Offer, Merger Subsidiary will purchase all Shares validly tendered pursuant to the Offer. The obligation of Merger Subsidiary to accept for payment and pay for any Shares validly tendered prior to the expiration of the Offer is conditioned upon satisfaction of the Minimum Condition and the satisfaction or waiver of the conditions described in Annex A to the Merger Agreement. The Merger Agreement provides that Merger Subsidiary may not amend or waive the Minimum Condition, or decrease the Offer Price, change the form of consideration payable in the Offer, decrease the number of Shares sought in the Offer, add to or change conditions to the Offer or make any other change in the terms or conditions of the Offer without the prior written consent of the Company. Notwithstanding the foregoing provisions, if on the scheduled expiration of the Offer (as it may be extended), all conditions to the Offer have not been satisfied or waived, the Offer may be extended from time to time, unless any applicable waiting period under the HSR Act has not expired or been terminated, in which case the Offer will be extended from time to time until the earlier of the consummation of the Offer or August 28, 2000. If an insufficient number of Shares are tendered pursuant to this Offer prior to the Expiration Date and the Merger Agreement is terminated as a consequence of the failure to satisfy the Minimum Condition, the Company has agreed to pay Parent a termination fee of $1,000,000.

    STOCK OPTION AGREEMENT. The Merger Agreement provides that, if following a Subsequent Offering Period, if any, Merger Subsidiary has acquired Shares purchased in the Offer and such Shares represent less than 90% of the Shares outstanding on a fully diluted basis, Parent, Merger Subsidiary and the Company will enter into a stock option agreement, on customary terms, pursuant to which the Company will grant to Merger Subsidiary an option to purchase that number of Shares equal to the number of Shares that, when added to the number of Shares owned by Merger Subsidiary and its affiliates immediately following expiration of the Subsequent Offering Period, results in Merger Subsidiary's beneficially owning 90% of the Shares then outstanding on a fully diluted basis.

    DESIGNATION OF DIRECTORS. The Merger Agreement provides that, promptly upon the purchase of and payment for Shares by Parent or any of its subsidiaries which represents at least a majority of the outstanding Shares (on a fully diluted basis), Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board of Directors as is equal to the product of the total number of directors on such board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent and Merger Subsidiary bears to the total number of Shares then outstanding. The Company will, upon request of Parent, use its reasonable best efforts promptly either to increase the size of the Company Board of Directors or to secure the resignations of incumbent directors, or both, and use its reasonable best efforts to cause Parent's designees to be so elected or appointed to the Company Board of Directors. The Company's obligation to elect or appoint Parent's designees to the Company Board of Directors is subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Merger Agreement further provides that in the event that Parent's designees are elected to the Company Board of Directors, until the Effective Time, the Company will cause the Company Board of Directors to have at least three directors who were directors on June 28, 2000 (the "Independent Directors"), provided that if any Independent Directors cannot serve due to death or disability, the remaining Independent Directors (or Independent Director, if there is only one remaining) are entitled to designate another person or persons who served as a director on June 28, 2000, to fill such vacancies or, if no Independent Director then remains, the other directors will designate three persons who were directors on June 28, 2000, to fill such vacancies. Once Parent's designees constitute a majority of the Company Board of Directors, the affirmative vote of a majority of the Independent Directors is required to (1) amend or terminate the Merger Agreement by the Company,
(2) exercise or waive any of the Company's rights, benefits or remedies under the Merger Agreement, (3) amend the Certificate of Incorporation or By-laws of the Company, or (4) take any other action of the Company Board of Directors under or in connection with the Merger Agreement; provided, that if there are no Independent Directors as a result of such persons' deaths, disabilities or refusal to serve, such actions may be effected by majority vote of the entire Company Board of Directors.

    THE MERGER. The Merger Agreement provides that, subject to the terms and conditions thereof, Merger Subsidiary will be merged with and into the Company, with the Company continuing as the Surviving Corporation and an indirect wholly owned subsidiary of Parent. At the Effective Time, each issued and outstanding Share (other than Shares owned by Parent, Merger Subsidiary or any other wholly owned subsidiary of Parent, Shares owned by the Company as treasury stock and Shares held by holders who perfect any available dissenters rights under the
DGCL) will be converted into the right to receive the Offer Price, without interest thereon, and each issued and outstanding share of common stock of Merger Subsidiary will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

    TREATMENT OF OPTIONS. The Merger Agreement provides that Parent and the Company shall take all actions necessary to provide that, as of the Effective Time, (i) each outstanding stock option, stock equivalent right or right to acquire Shares (an "Option") granted by the Company pursuant to any written or oral plan or agreement whether or not then exercisable or vested, shall be cancelled and (ii) in consideration of such cancellation, Parent shall, or shall cause the Surviving Corporation to, pay to such holders of Options, whether or not then exercisable or vested, an amount in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the exercise price of each such Option and (B) the number of Shares subject thereto (such payment, if any, to be net of applicable withholding and excise taxes). As of the Effective Time, the Options and the related plans and agreements shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall be cancelled. The Company shall take all action necessary to ensure that, after the Effective Time, no person shall have any right under such plan or agreements or any other plan, program or arrangement with respect to equity securities of the Surviving Corporation or any subsidiary thereof.

    CONDITIONS. The respective obligations of each party to effect the Merger are subject to the satisfaction on or prior to the closing of the Merger, of each of the following conditions: (1) the Merger Agreement and the Merger have been approved and adopted by the stockholders of the Company if required by and in accordance with the DGCL; (2) no statute, rule, order, decree, regulation, executive order, ruling or temporary or permanent injunction has been enacted, entered promulgated or enforced by any federal, state, local or foreign governmental entity ("Governmental Entity") of competent jurisdiction which prohibits the consummation of the Merger or otherwise limits or restricts ownership or operation of the business of the Surviving Corporation and all foreign or domestic governmental consents, orders and approvals, including but not limited to approval under the HSR Act, required for the consummation of the Merger have been obtained and are in effect at the Effective Time and shall not limit or restrict ownership or the operating of the business of the Surviving Corporation; and (3) Merger Subsidiary or its affiliates have purchased Shares pursuant to the Offer.

    STOCKHOLDERS' MEETING. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, (1) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as reasonably practicable following the acceptance for payment and purchase of Shares by Merger Subsidiary pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement; (2) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and the Merger Agreement and will use its reasonable best efforts to cause a definitive proxy statement to be mailed to its stockholders; (3) subject to the applicable provisions of the Merger Agreement, include in the proxy statement the recommendation of the Company Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement; and (4) use its reasonable best efforts to solicit from holders of Shares proxies in favor of the Merger and take all other action reasonably necessary or advisable to secure the stockholder approval required by the DGCL to effect the Merger. In the event that Parent, Merger Subsidiary or any other subsidiary of Parent acquires at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, the parties will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with the DGCL.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations and warranties of the parties thereto, including representations by the Company as to, among other things (1) organization, good standing and subsidiaries, (2) capitalization, (3) governmental authorization, non-contravention, validity of the Merger Agreement and all required Company action taken with respect to the Offer and the Merger, (4) vote required to approve the Merger, (5) consents or approvals, (6) no material misstatements in filings made with the SEC or financial statements, (7) absence of material adverse changes, (8) undisclosed liabilities, (9) no misstatements or omissions of a material fact in the Schedule 14D-9, proxy statement or other filings with the SEC with respect to the Offer and the Merger, (10) employee benefit plans and ERISA, (11) litigation, (12) compliance with environmental laws and regulations, (13) tax returns and tax liabilities, (14) labor relations, (15) compliance with all laws, (16) insurance, (17) material contracts, (18) title to properties, (19) all necessary permits and licenses,
(20) intellectual property, (21) receipt of fairness opinion from financial advisor, (22) full disclosure, (23) health and safety matters, (24) no finder's or advisor's fees, and (25) takeover statutes and charter provisions. In addition, the Merger Agreement contains representations by Parent and Merger Subsidiary as to, among other things, (1) organization and good standing,
(2) authorization, non-contravention, validity of the Merger Agreement and all required Parent and Merger Subsidiary action taken with respect to the Offer and the Merger, (3) consents or approvals, and (4) no finder's or advisor's fees.

    INTERIM OPERATIONS. Pursuant to the Merger Agreement, the Company has agreed that after the date of the Merger Agreement and prior to the Effective Time, unless Parent otherwise agrees in writing or except as otherwise contemplated by the Merger Agreement:

        (a) the Company will not, and will not permit any of its subsidiaries to, adopt or propose any change in its certificate of incorporation or by-laws;

        (b) the Company will not, and will not permit any subsidiary of the Company to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than transactions between direct and/or indirect wholly owned subsidiaries of the Company);

        (c) the Company will not, and will not permit any subsidiary of the Company to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company or any of its subsidiaries other than issuances of Company Common Stock pursuant to the exercise of options that are outstanding on the date of the Merger Agreement;

        (d) the Company will not (i) split, combine, subdivide or reclassify its outstanding shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

        (e) the Company will not, and will not permit any subsidiary of the Company to, redeem, purchase or otherwise acquire directly or indirectly any of the Company's or its subsidiaries' capital stock;

        (f) the Company will not amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any options or other stock based awards;

        (g) the Company will not, and will not permit any subsidiary of the Company to, (i) grant any severance or termination pay to (or amend any such existing arrangement with) any director, officer or employee of the Company or any of its subsidiaries, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its subsidiaries, (iii) increase any benefits payable under any existing severance or termination pay policies or employment agreements,
    (iv) increase, other than customary periodic increases in the ordinary course of business, (or amend the terms of) any compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its subsidiaries or (v) permit any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a "change in control" to become a party to any such agreement or a participant in any such plan;

        (h) the Company will not, and will not permit any of its subsidiaries to, acquire a material amount of assets or property of any other person;

        (i) the Company will not, and will not permit any of its subsidiaries to, sell, lease, license or otherwise dispose of any material amount of assets or property except pursuant to existing contracts or commitments or otherwise in the ordinary course of business;

        (j) except for any such change which is required by reason of a concurrent change in GAAP, the Company will not, and will not permit any subsidiary of the Company to, change any method of accounting or accounting practice used by it;

        (k) the Company will not, and will not permit any subsidiary of the Company to, enter into any joint venture, partnership or other similar arrangement;

        (l) the Company will not, and will not permit any of its subsidiaries to, take any action that would make any representation or warranty of the Company under the Merger Agreement inaccurate in any material respect;

        (m) the Company will not make or change any tax election, settle any audit or file any amended tax returns, except in the ordinary course of business consistent with past practice; and

        (n) the Company will not, and will not permit any of its subsidiaries to, agree or commit to do any of the foregoing.

    NO SOLICITATION. From the date of the Merger Agreement until the termination of the Merger Agreement in accordance with its terms, neither the Company nor any of its subsidiaries or affiliates shall (and the Company shall use its reasonable best efforts to cause its and each of its subsidiaries' officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, solicit, participate in, initiate or knowingly encourage discussions or negotiations with, provide any information to, or enter into any agreement with, any corporation, partnership, person or other entity or group (other than Parent or any of its affiliates or representatives) concerning any merger, business combination, tender offer, exchange offer, sale of all or substantially all of its business, assets, capital stock or debt securities or any significant equity or debt investment in the Company or any similar transactions involving the Company (an "Acquisition Proposal"). The Company further agrees that it will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company may, directly or indirectly, provide access and furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to customary confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group if (x) such entity or group has submitted an unsolicited bona fide written proposal to the Board of Directors of the Company relating to any such transaction, (y) such proposal provides for the acquisition for cash or readily marketable securities of all of the outstanding Shares or all or substantially all of the assets of the Company, and (z) the Board of Directors of the Company determines in good faith, after consultation with its independent financial advisor, that such proposal is financially superior to the Offer and the Merger and fully financed or reasonably capable of being financed. A proposal meeting all of the criteria in the preceding sentence is referred to herein as a "Superior Proposal." The Company will immediately notify Parent of any Superior Proposal, or if an inquiry is made, will keep Parent fully apprised of all developments with respect to any Superior Proposal, will immediately provide to Parent copies of any written materials received by the Company in connection with any Superior Proposal, discussion, negotiation or inquiry and the identity of the party making any Superior Proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other party which was not previously provided to Parent. Notwithstanding anything to the contrary contained in the Merger Agreement, only in connection with the valid termination of the Merger Agreement pursuant to paragraph (c)(i) under "Termination" below, the Board of Directors of the Company may (i) withdraw, modify or change in a manner adverse to Parent or Merger Subsidiary, or propose to withdraw, or propose to modify or change in a manner adverse to Parent or the Merger Subsidiary, the approval or recommendation by such Board of Directors of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal.

    TERMINATION. The Merger Agreement provides that it may be terminated or abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

        (a) By the mutual consent of the Operating Board of Parent and the Board of Directors of the Company.

        (b) By either of the Board of Directors of the Company or the Operating Board of Parent:

           (i) if shares of Company Common Stock shall not have been purchased pursuant to the Offer on or prior to September 30, 2000; provided, however, that the right to terminate the Merger Agreement under this paragraph shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Merger Subsidiary to purchase shares of Company Common Stock pursuant to the Offer on or prior to such date; or

           (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall use their reasonable efforts to lift), in each case, permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

        (c) By the Board of Directors of the Company:

           (i) if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or Merger Subsidiary, its approval or recommendation of the Offer, the Merger Agreement, or the Merger in order to approve and permit the Company to execute a definitive agreement providing for a Superior Proposal; provided that (A) at least three business days prior to terminating the Merger Agreement pursuant to this paragraph, the Company has provided Parent with written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal that it intends to accept, specifying the material terms and conditions of such Superior Proposal, and identifying the person making such Superior Proposal and (B) the Company shall have caused its financial and legal advisors to negotiate in good faith with Parent to make such adjustments in the financial terms of a revised Agreement that are equal or superior to the financial terms of such Superior Proposal; and further provided that simultaneously with any termination of the Merger Agreement pursuant to this paragraph, the Company shall pay to Parent the Termination Fee (as defined below); and further provided that the Company may not terminate the Merger Agreement pursuant to this paragraph, if the Company is in material breach of the Merger Agreement; or

           (ii) if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, Parent or Merger Subsidiary breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the Merger Agreement or breaches its representations and warranties in any material respect; or

          (iii) if Parent or Merger Subsidiary, as the case may be, shall have terminated the Offer, or the Offer shall have expired, without Parent or Merger Subsidiary, as the case may be, purchasing any shares of Company Common Stock pursuant thereto; provided that the Company may not terminate the Merger Agreement pursuant to this paragraph, if the Company is in material breach of the Merger Agreement.

        (d) By the Operating Board of Parent:

           (i) if, until July 19, 2000, during which period Parent shall conduct its financial, operating, environmental, tax, accounting, business, and legal due diligence review of the Company, Parent shall have discovered any information which would result in a breach of any of the Company's representations or warranties contained in the Merger Agreement; or

           (ii) if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or Merger Subsidiary, its approval or recommendation of the Offer, the Merger Agreement, or the Merger or shall have recommended an Acquisition Proposal or offer, or shall have executed an agreement in principle (or similar agreement) or definitive agreement providing for a tender offer or exchange offer for any shares of capital stock of the Company, or a merger, consolidation or other business combination with a person or entity other than Parent, Merger Subsidiary or their affiliates (or the Board of Directors of the Company resolves to do any of the foregoing); provided that Parent may not terminate the Merger Agreement pursuant to this paragraph, if Parent or Merger Subsidiary is in material breach of the Merger Agreement; or

          (iii) if Parent or Merger Subsidiary, as the case may be, shall have terminated the Offer, or the Offer shall have expired, without Parent or Merger Subsidiary, as the case may be, purchasing any shares of Company Common Stock thereunder; provided that Parent may not terminate the Merger Agreement pursuant to this paragraph, if it or Merger Subsidiary is in material breach of the Merger Agreement.

    EFFECT OF TERMINATION; TERMINATION FEE. In the event of the termination of the Merger Agreement as provided in the "Termination" paragraph above, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and the Merger Agreement shall forthwith become null and void, except for certain provisions of the Merger Agreement relating to fees and expenses which shall survive such termination, and there shall be no liability on the part of Parent, Merger Subsidiary or the Company except (a) for fraud or for breach of the Merger Agreement, with damages to be limited to out-of-pocket costs and (b) as otherwise set forth in the applicable provisions.

    Set forth below are the circumstances under which a termination fee is payable under the terms of the Merger Agreement. All references to paragraph numbers refer to the section entitled "Termination" above.

    If (w) the Board of Directors of the Company shall terminate the Merger Agreement pursuant to paragraph (c)(i) above, (x) the Operating Board of Parent shall terminate the Merger Agreement pursuant to paragraph (d)(ii) above, or
(y) (I) the Board of Directors of the Company shall terminate the Merger Agreement pursuant to paragraph (b)(i) above or (c)(iii) and prior thereto there shall have been publicly announced another Acquisition Proposal or (II) the Operating Board of Parent shall terminate the Merger Agreement pursuant to paragraph (b)(i) above or (d)(iii) above due to a failure to satisfy the Minimum Condition or the conditions contained in paragraphs (h) or (i) of Section 14 of this Offer to Purchase and Parent shall have reasonably determined that such failure is attributable to there having been publicly announced another Acquisition Proposal, then in any such case as described in clause (w), (x) or
(y), the Company shall not later than two business days after such termination of the Merger Agreement or, in the case of any termination by the Company pursuant to paragraph (c)(i) above, simultaneously with such termination pay to Parent an amount in cash equal to the sum of (i) Parent's documented out-of-pocket expenses, incurred in connection with the Merger Agreement and the transactions contemplated hereby not to exceed $1,000,000; and (ii) $500,000 (together, the "Termination Fee").

    In the event that the Merger Agreement is terminated pursuant to paragraph (b)(i) above due to a failure to satisfy the Minimum Condition or the Operating Board of Parent shall terminate the Merger Agreement pursuant to paragraph (d)(iii) above due to a failure to satisfy the Minimum Condition, the Company shall (not later than 2 business days after such termination of the Merger Agreement) pay to Parent an amount equal to $1,000,000 in cash; provided, however, that no payment shall be required pursuant to this paragraph if payment is made by the Company to Parent pursuant to the paragraph above.

    FEES AND EXPENSES. The Merger Agreement provides that, except as set forth above, all costs and expenses incurred in connection with the Merger Agreement and the consummation of the transactions contemplated thereby will be paid by the party incurring such expenses.

               AGREEMENT FOR EXCHANGE OF CONFIDENTIAL INFORMATION

    The following is a summary of the material provisions of the Agreement for Exchange of Confidential Information, a copy of which is filed as an exhibit to the Schedule TO. The following summary may not contain all of the information that is important to you. The Agreement for Exchange of Confidential Information may be examined and copies may be obtained from the SEC in the manner set forth in Section 9, "Certain Information Concerning Parent and Merger Subsidiary."

    Pursuant to the terms of the Agreement for Exchange of Confidential Information entered into on June 9, 2000, the Company agreed to provide Parent with certain confidential information and Parent agreed to treat such information as confidential and to use such information solely in connection with a possible acquisition of the Company. Parent further agreed not to solicit for employment or hire management or employees of the Company for a period of one year.

12. PLANS FOR THE COMPANY; OTHER MATTERS.

    PLANS FOR THE COMPANY. Parent is conducting a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances existing upon completion of the Offer. Such changes could include, among other things, changes in the Company's business, corporate structure, capitalization, management or dividend policy.

    Assuming the Minimum Condition is satisfied and Merger Subsidiary purchases Shares pursuant to the Offer, Parent intends promptly to exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Company Board of Directors. See "Merger Agreement--Designation of Directors" above. Parent will exercise such rights by causing the Company to elect to the Company Board of Directors Messrs. Michael Rothman, Michael Chakos, and James Dworkin. Information with respect to such directors is contained in the Information Statement attached as Annex II to the Schedule 14D-9. The Merger Agreement provides that, upon the purchase of and payment for any Shares by Parent or any of its subsidiaries pursuant to the Offer, Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board of Directors such that the percentage of its designees on the Company Board of Directors equals the percentage of the outstanding Shares beneficially owned by Merger Subsidiary, Parent and any of their affiliates. See
Section 11, "Background of the

Offer; Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements." The Merger Agreement provides that the directors of Merger Subsidiary and the officers of the Company, in each case immediately prior to the Effective Time, will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

    Except as disclosed in this Offer to Purchase, and except as may be effected in connection with the integration of operations referred to above, neither Parent nor Merger Subsidiary has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, involving the Company or its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board of Directors.

    STOCKHOLDER APPROVAL. Under the DGCL, the approval of the Company Board of Directors and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the DGCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by Parent, Merger Subsidiary or any of Parent's other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that Parent, Merger Subsidiary and Parent's other subsidiaries and affiliates acquire in the aggregate at least a majority of the Shares entitled to vote on the approval of the Merger and the Merger Agreement (which would be the case if the Minimum Condition is satisfied and Merger Subsidiary were to accept for payment Shares tendered in the Offer), they would have the ability to effect the Merger without the affirmative votes of any other stockholders.

    SHORT-FORM MERGER. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge that corporation into itself or itself into such corporation, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Parent, Merger Subsidiary and any other subsidiaries of Parent acquire in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without further approval of the Board of Directors or stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. The Merger Agreement provides that if, following a Subsequent Offering Period (as hereinafter defined), if any, Merger Subsidiary has acquired less than 90% of the Shares outstanding on a fully diluted basis, then the Company, Merger Subsidiary and Parent will enter into a stock option agreement, on customary terms, whereby the Company will grant to Merger Subsidiary an option to purchase that number of Shares that, when added to the Shares owned by Merger Subsidiary and its affiliates, results in Merger Subsidiary owning 90% of the outstanding Shares on a fully diluted basis. In addition, even if Parent and Merger Subsidiary do not own 90% of the outstanding Shares following consummation of the Offer, Parent and Merger Subsidiary could seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per Share consideration paid for any Shares so acquired may be greater or less than the Offer Price. Parent and Merger Subsidiary presently intend to effect a short-form merger if permitted to do so under the DGCL, pursuant to which Merger Subsidiary will be merged with and into the Company.

    APPRAISAL RIGHTS. Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of the Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL, including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under
Section 262 of the DGCL, dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the

Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

    THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

13. DIVIDENDS AND DISTRIBUTIONS.

    As described above, the Merger Agreement provides that from the date of the Merger Agreement until the Effective Time, without the prior written consent of Parent, neither the Company nor any of its subsidiaries will (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, capital stock of any class or series of the Company or any of its subsidiaries, other than issuances of Shares pursuant to the exercise of options outstanding as of the date of the Merger Agreement; (iii) split, combine or reclassify the outstanding Shares or any outstanding capital stock of the Company or any of the subsidiaries of the Company; or (iv) redeem, purchase or otherwise acquire directly or indirectly any of the Company's or its Subsidiaries' capital stock.

14. CONDITIONS TO THE OFFER.

    Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Merger Subsidiary's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Merger Subsidiary shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including
Rule 14e-1(c) under the Exchange Act (relating to Merger Subsidiary's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer as to any Shares not then paid for, if (i) the Minimum Condition shall not have been satisfied; (ii) any applicable waiting period under the HSR Act has not expired or terminated; or (iii) at any time on or after the date of the Merger Agreement and before the time of payment for any such Shares, any of the following events shall occur:

        (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity (i) seeking to prohibit or impose any limitations on Parent's or Merger Subsidiary's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or Merger Subsidiary or their respective subsidiaries and affiliates to dispose of or hold separate any portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole,
    (ii) challenging the acquisition by Parent or Merger Subsidiary of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Merger Agreement, or seeking to obtain from the Company, Parent or Merger Subsidiary any damages,
    (iii) seeking to impose limitations on the ability of Merger Subsidiary, or rendering Merger Subsidiary unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, or
    (iv) seeking to impose limitations on the ability of Merger Subsidiary or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders;

        (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
    (iv) of paragraph (a) above;

        (c) there shall have occurred and continue to exist (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions) or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

        (d) any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct, as if such representations and warranties were made at the time of such determination (except as to any such representation and warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a material adverse effect;

        (e) the Company shall have breached or failed to perform any material obligation or to comply with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

        (f) there shall have occurred any events or changes which have had or which are reasonably likely to have or constitute, individually or in the aggregate, a material adverse effect on the Company;

        (g) the Merger Agreement shall have been terminated in accordance with its terms;

        (h) (i) any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 10% or more of any class or series of capital stock of the Company (including the Shares) (or any person beneficially owning 5% or more of any class or series of capital stock of the Company (including the Shares) on the date of the Merger Agreement shall increase such person's beneficial ownership by 1% or more in excess of such beneficial ownership as reported in an SEC filing publicly filed prior to the date of the Merger Agreement), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of 10% or more of any class or series of capital stock of the Company (including the Shares); and (ii) any person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to a merger, consolidation or other business combination with the Company; or

        (i) the Company's Board of Directors or any committee thereof (i) shall have withdrawn, or modified or changed in a manner adverse to Parent or Merger Subsidiary (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Merger Agreement, or the Merger,
    (ii) shall have recommended another proposal or offer, (iii) shall have resolved to do any of the foregoing and (iv) shall have taken a neutral position or made no recommendation with respect to the Transactions; and

which in the sole judgment of Parent or Merger Subsidiary, in any such case, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments.

    The foregoing conditions are for the sole benefit of Merger Subsidiary and Parent and, subject to Section 1.1(a) of the Merger Agreement, may be waived by Parent or Merger Subsidiary, in whole or in part at any time and from time to time in the sole discretion of Parent or Merger Subsidiary. The failure by Parent or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS.

    GENERAL. Except as described in this Offer to Purchase, based on information provided by the Company, neither Merger Subsidiary nor Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Parent or Merger Subsidiary pursuant to the Offer or the Merger, or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Merger Subsidiary pursuant to the Offer or the Merger. Should any such approval or other action be required, Merger Subsidiary and Parent presently contemplate that such approval or other action would be sought. While, except as otherwise described in this Offer to Purchase, Merger Subsidiary does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the business of the Company or Parent or that certain parts of the businesses of the Company or Parent might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse actions are taken with respect to the matters discussed below, Merger Subsidiary could decline to accept for payment, or pay for, any Shares tendered. Merger Subsidiary's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions including conditions with respect to governmental actions. See Section 14, "Conditions to the Offer."

    ANTITRUST. The Offer is subject to the HSR Act and the rules promulgated thereunder, which provide that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

    A Notification and Report Form with respect to the Offer was filed by Parent under the HSR Act on July 6, 2000. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent, unless the Antitrust Division and the FTC terminate the waiting period prior thereto. Accordingly, the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on July 21, 2000, unless, prior to the expiration or termination of the waiting period, the FTC or the Antitrust Division extends the waiting period by requesting additional information or documentary material. If such a request is made, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. Merger Subsidiary will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14, "Conditions to the Offer."

    The FTC and the Antitrust Division frequently scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as Merger Subsidiary's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Merger Subsidiary's acquisition of Shares, the Antitrust Division or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Merger Subsidiary or divestiture of substantial assets of Parent, the Company or their respective affiliates. Private parties and state attorneys general may also bring legal action under the Antitrust Laws under certain circumstances.

    Based upon an examination of information provided by the Company relating to the businesses in which Parent and the Company are engaged, Parent and Merger Subsidiary believe that the acquisition of Shares by Merger Subsidiary pursuant to the Offer and Merger will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Merger Subsidiary on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

    As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

    STATE ANTITAKEOVER STATUTES. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Company Board of Directors approved for purposes of Section 203 the entering into by Merger Subsidiary, Parent and the Company of the Merger Agreement and the Voting Agreement and the consummation of the transactions contemplated thereby and has taken all appropriate action so that Section 203, with respect to the Company, will not be applicable to Parent and Merger Subsidiary by virtue of such actions.

    Other than as set forth above, Parent and Merger Subsidiary do not believe that the antitakeover laws and regulations of any state will by their terms apply to the Offer and the Merger, and neither Parent nor Merger Subsidiary has attempted to comply with any state antitakeover statute or regulation. Merger Subsidiary reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Merger Subsidiary might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Merger Subsidiary might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Merger Subsidiary may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14, "Conditions to the Offer."

16. FEES AND EXPENSES.

    Merger Subsidiary and Parent have retained Morrow to serve as the Information Agent and ChaseMellon to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, facsimile, e-mail, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

    Except as set forth above, neither Parent nor Merger Subsidiary will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Merger Subsidiary for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17. MISCELLANEOUS.

    Merger Subsidiary is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Merger Subsidiary becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Merger Subsidiary shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Merger Subsidiary cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Merger Subsidiary by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR MERGER SUBSIDIARY NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Merger Subsidiary and Parent have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection, and copies should be obtainable in the same manner set forth in Section 9, "Certain Information Concerning Parent and Merger Subsidiary," of this Offer to Purchase (except that such material will not be available at the regional offices of the SEC).

                                          CANISCO ACQUISITION, INC.

July 17, 2000

                                   SCHEDULE I

                    INFORMATION CONCERNING THE DIRECTORS AND
      EXECUTIVE OFFICERS OF PARENT, CANISCO HOLDING AND MERGER SUBSIDIARY

    Directors and Executive Officers of Parent, Canisco Holding and Merger Subsidiary. Set forth below is the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent, Canisco Holding and Merger Subsidiary. Each such person is a citizen of the United States of America. Unless otherwise indicated, the current business address of each such person is c/o Kenny Industrial Services, L.L.C., 414 N. Orleans,
Suite 202, Chicago, Illinois 60610. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent, or the organization indicated, since the inception of Parent in February 1998. Directors of Parent, Canisco Holding or Merger Subsidiary, as the case may be, are identified by an asterisk.

                   DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

                                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                                MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                           ------------------------------------------------------------
Michael G. Rothman* .........................  Mr. Rothman co-founded Parent. Prior to founding Parent,
  Chief Executive Officer,                     Mr. Rothman co-founded Industrial Cleaning Specialists
  Operating Board Member                       ("ICS") and he operated it from 1994 until 1998 when it
                                               merged with The CleanUp Company to create Kenny Industrial
                                               Services, L.L.C.

Michael J. Chakos* ..........................  Prior to joining Parent in connection with the J.L. Manta
  Chief Financial Officer,                     acquisition in November 1998, Mr. Chakos served as Chief
  Operating Board Member                       Financial Officer of J.L. Manta.

Wilfred Colon ...............................  Mr. Colon co-founded Parent. Mr. Colon is responsible for
  President,                                   Parent's Midwest industrial cleaning business and manages
  Industrial Cleaning Division                 several of the largest customer accounts, including U.S.
                                               Steel. Prior to joining Parent, Mr. Colon co-founded ICS
                                               with Mr. Rothman in 1994.

John L. Manta ...............................  Prior to joining Parent Mr. Manta served as President of
  President,                                   J.L. Manta from 1994 to 1998.
  Industrial Coatings Division

Howard L. Katz ..............................  Mr. Katz has been with Parent since its inception in 1998.
  Executive Vice President,                    Mr. Katz's responsibilities at Parent include corporate
  General Counsel                              counsel and all corporate financing. Prior to joining
                                               Parent, Mr. Katz was a consultant for Development
                                               Specialists Incorporated, a financial workout and
                                               turnaround-consulting firm, where he specialized in
                                               restructuring businesses in financial distress.

John I. Jellinek* ...........................  Mr. Jellinek is a co-founder of Parent. Mr. Jellinek is
  Operating Board Member                       President of Jelco Ventures, Inc., a private equity
                                               investment firm founded in 1971. He has also served since
                                               1997 as an investor with and a consultant to Mesirow
                                               Financial's Private Equity Funds. Mr. Jellinek is member of the Board of Directors of SMS Technology, Inc.,
                                               GOOItech, Inc., Paragon Solutions, Inc., JusticeLink.com
                                               and Capital Resource Advisors. In addition, Mr. Jellinek is a co-founder of the Entrepreneur Foundation at Miami
                                               University and has served as a co-trustee of the Miami
                                               University fund and its Business School Board. In addition,
                                               Mr. Jellinek is presently a Partner with Value Investing
                                               Partners, Inc. and is a minority shareholder in that firm.

Philip B. Kenny* ............................  Mr. Kenny is a co-founder of Parent. Mr. Kenny is currently
  Operating Board Member                       President of Seven K Construction Company and Northgate
                                               Investment Company. Seven K is an affiliate of Kenny
                                               Construction Company, a 65 year-old construction firm based in Chicago.

                                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                                MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                           ------------------------------------------------------------
Stephen T. Kirby* ...........................  Mr. Kirby is currently Co-manager of Bluestem Capital
  Operating Board Member                       Company, a private equity investment fund, and President of
                                               Kirby Capital Corporation, a venture capital firm based in
                                               Sioux Falls, South Dakota. He has been with Kirby Capital
                                               Corporation since its formation in 1992.

John F. Megrue* .............................  Mr. Megrue is currently a partner of Saunders, Karp &
  Operating Board Member                       Megrue, a private merchant bank engaged in the acquisition and ownership of operating businesses. Mr. Megrue is
                                               responsible for the firm's investments and serves as
                                               director for many of the firm's portfolio companies. The
                                               firm currently manages over $800 million in two private
                                               equity funds. Mr. Megrue has served on Parent's Operating
                                               Board since April 2000. Mr. Megrue joined Saunders Karp &
                                               Megrue in 1992.

James M. Dworkin* ...........................  Mr. Dworkin is a partner of Saunders, Karp & Megrue, a
  Operating Board Member                       private merchant bank engaged in the acquisition and
                                               ownership of operating businesses. Before joining Saunders,
                                               Karp & Megrue in 1998, Mr. Dworkin was a Managing Director
                                               at BT Capital Partners, Inc., the private equity investment arm of BT Alex Brown. Mr. Dworkin has served on Parent's
                                               Operating Board since April 2000.

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                     MERGER SUBSIDIARY AND CANISCO HOLDING

                                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                                MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                           ------------------------------------------------------------
Michael G. Rothman* .........................  See above in this Schedule I.
  President and Chief Executive Officer,
  Member of the Board of Directors

Michael J. Chakos* ..........................  See above in this Schedule I.
  Treasurer and Secretary;
  Member of the Board of Directors

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    ChaseMellon Shareholder Services, L.L.C.

         BY MAIL:                      BY HAND:                   BY OVERNIGHT:

Reorganization Department     Reorganization Department     Reorganization Department
      P. O. Box 3301                 120 Broadway              85 Challenger Road
South Hackensack, NJ 07606            13th Floor                 Mail Drop-Reorg
                                  New York, NY 10271        Ridgefield Park, NJ 07660

                              By Facsimile Transmission:
                              (For Eligible Institutions
                                        Only)

                                   (201) 296-4293

                            Confirm Facsimile Transmission
                                  By Telephone Only:

                                   (201) 296-4860

    Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or, the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                               MORROW & CO., INC.

                                445 Park Avenue
                                   5th Floor
                            New York, New York 10022
                          Call Collect: (212) 754-8000
                 Banks and Brokerage Firms Call: (800) 662-5200

                    SHAREHOLDERS PLEASE CALL: (800) 566-9061